IMAGE LICENSE AGREEMENT

     THIS AGREEMENT is entered into by and between The Stephan Co. (hereinafter "Licensor"), with offices at 1850 West McNab Road, Fort Lauderdale, Florida 33309, and Parfums International Ltd. (hereinafter "Licensee"), with offices at 1345 Avenue of the Americas, New York, New York 10105.

                            WITNESSETH:

     WHEREAS, Licensor or its Related Company (as defined herein) represents and warrants that it is the owner by assignment of the trademarks IMAGE and/or IMAGE and design in the United States and certain countries outside the United States, as well as applications and registrations therefor, as set forth in Exhibit A, for use in international class 3, including in connection with hair care products (collectively the "Licensed Trademarks") (as defined herein); and

     WHEREAS, Licensee or its Related Company desires to acquire an exclusive license (except for Licensor and/or its Related Company) of Licensor's rights in the Licensed Territory (as defined herein) to use the Licensed Trademarks in the development, manufacture, distribution, advertising, promotion and sale of the Licensed Products (as defined herein); and

     WHEREAS, Licensor or its Related Company represents and warrants that it has the power and authority and desires to grant to Licensee such license of Licensor's rights;

     WHEREAS, in consideration of the license granted by Licensor to Licensee herein, Licensee agrees to use its best efforts to obtain a license or consent granting Licensor the right to use the mark IMAGE on or in connection with hair care products, as well as fragrance and cosmetic products ancillary to and for the purpose of promoting the sale of Licensor's hair care products;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

1.	DEFINITIONS

A.	"Licensed Products" means eau de toilette, eau de cologne,
eau de parfum, parfum, body lotion, body talc and powder, bath and shower gel, body oil, body soap, body wash, body splash, facial moisturizer, facial wash, after shave lotion/balm, deodorants, antiperspirants and such other products commonly sold in a full fragrance line of goods, all bearing the mark or name Cerruti.

B.	"Ancillary Hair Care Products" means hair care products that are sold or given away in combination with the Licensed Products for purposes of promoting the sale of the Licensed Products, all bearing the mark or name Cerruti. In no event shall Ancillary Hair Care Products include the sale of individual, regular sized hair care products in retail or mass market channels of distribution or in Licensee's premium lines of distribution such as Licensee's Red Door salon.

C.	"Licensed Trademarks" means the trademarks IMAGE or IMAGE and design.

D.	"Licensed Territory" means all countries and territories set forth in Exhibit A, attached hereto and incorporated by reference herein. "Licensed Territory" shall also be deemed to include all countries and territories in which Licensor files a trademark application to register the Licensed Trademarks prior to Licensee (or Cerruti) having filed an application for the trademark CERRUTI IMAGE in connection with the Licensed Products or Ancillary Hair Care Products. Licensor shall notify Licensee once it has filed an application for the Licensed Trademarks in countries or territories not included in Exhibit A. Exhibit A will be modified from time to time to include these additional countries or territories. The ultimate rejection of Licensor's application or invalidation of Licensor's registration in a particular country will not be grounds for removing that country from Exhibit A.

E.	"Related Company" means any parent, subsidiary or affiliate
of either Parfums International Ltd. or The Stephan Co. or any entity which, directly, or indirectly, controls, is controlled by or is under common control with either Parfums International Ltd. or The Stephan Co. For purposes of this Agreement "control" shall mean the ownership of more than 50% of the voting interests of an entity.

2. LICENSE; RESTRICTIONS; CONSENT OF LICENSEE

A.	Licensor hereby grants to Licensee or its Related Company,
upon and subject to all the terms and conditions of this Agreement, an exclusive (except for Licensor and/or its Related Company) license of Licensor's right to use or reproduce the Licensed Trademarks solely on the Licensed Products and Ancillary Hair Care Products and in connection with the development, manufacture, sale, distribution and advertising and promotion of the Licensed Products in the Licensed Territory during the Term of this Agreement.

B.	In no event shall Licensee be licensed to use the Licensed
Trademarks on any Licensed Products or Ancillary Hair Care Products that do not also bear the mark or name CERRUTI.

C.	In the event that a trademark registration or registrations
for the Licensed Trademarks in a country or countries in the Licensed Territory do not cover all of the goods within the definition of Licensed Products, Licensee may request Licensor to file a new trademark application or applications covering additional goods within the definition of Licensed Products, and Licensor agrees to file such new trademark applications solely at Licensee's cost and expense for the Licensed Trademarks in connection with the Licensed Products in the Licensed Territory at the request of Licensee, in those countries requested by Licensee. Licensor will file such trademark applications, prosecute such applications to registration, all at Licensee's cost and expense, and Licensee agrees to execute whatever consents, authorizations, or licenses are reasonably necessary to enable Licensor to obtain such trademark registrations or protection of the IMAGE mark or design in the Licensed Territory.

D. In consideration of the license granted by Licensor to Licensee herein, Licensee agrees to use its best efforts to obtain an exclusive license(except for Licensee and its Related Company and/or Cerruti) from Licensee, its Related Company and/or Cerruti granting Licensor the right to use the mark IMAGE and/or IMAGE and design in any country or territory where Licensee, its Related Company and/or Cerruti claims superior rights to the mark IMAGE, on or in connection with hair care products, as well as fragrance and cosmetic products ancillary to and for the purpose of promoting the sale of Licensor's hair care products. Licensee represents that it has no knowledge of any prior rights granted by Licensee or any Related Company and/or Cerruti that would prevent Licensor from obtaining the license or consent set forth in this paragraph.

3.	LICENSOR'S TRADEMARK RIGHTS

    A. Licensee acknowledges that Licensor acquired the applications and/or registrations of the Licensed Trademarks in the Licensed Territory by assignment. Licensee shall not, at any time during or after the effective Term of the Agreement, dispute or contest, directly or indirectly, Licensor's right and title to the Licensed Trademarks in the Licensed Territory. Licensor, however, makes no representation or warranty with respect to (i) the validity or enforceability of the applications and/or registrations for the Licensed Trademarks; or (ii) Licensee's or its Related Company's right or ability to use the Licensed Trademarks in any particular country or territory of the Licensed Territory.

B.	Licensee agrees that its use of the Licensed Trademarks in
the Licensed Territory inures to the benefit of Licensor and that the Licensee shall not acquire any rights in the Licensed Trademarks as a result of this license in the Licensed Territory.

4.	SUBLICENSE; SUBDISTRIBUTORS; THIRD PARTY MANUFACTURERS

     Licensee shall be prohibited from granting any sublicense of the license granted herein without the written consent of Licensor; provided however, that Licensee may grant a sublicense to any Related Company of Licensee without the written consent of Licensor. Licensee may have the Licensed Products and Ancillary Hair Care Products manufactured by third parties as submanufacturers and distributed by third parties as subdistributors.

5. EFFECTIVE DATE; TERM

    This Agreement shall be effective as of December 15, 1998 (the "Effective Date") and shall continue through December 31, 2003 (the "Initial Term"), and shall automatically renew for successive five (5) year periods without any additional payment other than that specified in Paragraph 7 herein, unless sooner terminated by the parties pursuant to the terms of this Agreement.

6.	TERMINATION

    A.	Either party may terminate this Agreement on ninety (90)
days' written notice by notice to the other party of a material breach of any provision of this Agreement by that other party, which shall be effective unless the party alleged to be in breach shall make its best efforts to cure said breach within ninety (90) days' of receipt of the notice, or as soon as possible after receipt of written notice of such breach from the non-breaching party.

    B.	Licensee shall have the right to terminate this Agreement at any time on 30 days' written notice to Licensor, such termination to become effective at the conclusion of such 30-day period.

7.	COMPENSATION

    In consideration of the license granted hereunder, Licensee agrees to pay to Licensor the sum of $U.S. 350,000 (three hundred and fifty thousand dollars) as a one-time non-refundable fully paid license fee, to be paid by wire transfer in immediately available funds within 106 days of the Effective Date of this Agreement. Licensee shall not be entitled to a return in full or part of the said sum of $U.S. 350,000 (three hundred and fifty thousand dollars).

8.	RECORD INSPECTION AND AUDIT; QUALITY CONTROL

A.	Licensor shall have the right, upon reasonable notice (but
not more than twice per calendar year), to inspect Licensee's product lists and other related documents showing the products on which Licensee is using the Licensed Trademarks. In no event shall Licensor have the right to examine information with respect to Licensee's costs, pricing, formulas, or percentages of markup.

B.	Licensor agrees to use its reasonable efforts to ensure that the reputation, image and the goodwill of the Licensed Trademarks retains its present standing. Licensee agrees that the Licensed products shall be of a high quality, at least equal to comparable fragrances and related products currently sold by Licensee, and Licensee agrees to submit samples of the Licensed Products bearing the Licensed Trademarks to Licensor from time to time at Licensor's reasonable request to ensure that the Licensed Products meet the standard set forth herein.

9.	WARRANTIES AND OBLIGATIONS

A.	Subject to paragraph 3 hereof, Licensor and/or its Related
Company has the right and power to grant the license of Licensor's rights granted herein.

B.	Licensee shall be solely responsible for the manufacture,
production, sale, and distribution of the Licensed Products and Ancillary Hair Care Products and will bear all costs associated therewith.

C.	Upon termination of this Agreement for whatever reason, all
rights given to Licensee to use the Licensed Trademarks shall cease. Licensee shall, however, be entitled to sell off its existing stock of Licensed Products and Ancillary Hair Care Products for a period up to eighteen (18) months following the date of termination and to use up the existing materials for the manufacture of the Licensed Products and Ancillary Hair Care Products and to sell off the so produced Licensed Products within this sell-off period.

10.	INFRINGEMENTS

The parties agree to inform each other about any and each violation or infringement of the Licensed Trademarks in the Licensed Territory by third parties which come to their knowledge. Licensor may take what action, if any, it deems appropriate to protect its rights, at its own expense, and Licensee agrees to cooperate with Licensor in such action. If Licensor does not take any action, Licensee, at its own expense, shall have the right, but not the obligation, to institute trademark infringement, unfair competition and/or other actions against any third party to protect the Licensed Trademarks, and Licensor agrees to cooperate with Licensee in such action.

11.	INDEMNITY

A.	Licensee agrees to defend, indemnify, and hold Licensor, and its officers, directors, agents and employees, harmless against all costs, expenses, and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against Licensor based on the manufacture or sale of the Licensed Products bearing the Licensed Trademarks in the Licensed Territory, including, but not limited to, actions founded on product liability.

B. Licensor agrees to defend, indemnify, and hold Licensee, and its officers, directors, agents and employees, harmless against all costs, expenses, and losses (including reasonable attorneys' fees and costs) resulting from any breach by Licensor of its representations and warranties made in this Agreement.

12.	INSURANCE

     Licensee shall, throughout the Term of the Agreement, obtain and maintain at its own cost and expense from a qualified insurance company standard Product Liability Insurance naming Licensor, and its officers, directors, employees, agents, and shareholders, as an additional insured. Such policy shall provide protection against all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any use thereof. The amount of coverage shall be $1,000,000 per occurrence/claim. The policy shall provide for 30 days' notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination thereof. Licensee agrees to furnish Licensor a certificate of insurance evidencing same within 30 days after execution of this Agreement and, in no event, shall Licensee manufacture, distribute, or sell the Licensed Products prior to receipt by Licensor of such evidence of insurance.

13.	NOTICES

A. Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service, to the addresses of the parties set forth on page I of this Agreement.

B. Either party may change the address to which notice is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

14.	JURISDICTION AND DISPUTES

A.	This Agreement shall be governed by the laws of the State of
New York applicable to contracts made and wholly performed therein.

B.	In connection with any claim by Licensor against Licensee
(other than a claim for declaratory relief) which may arise under this Agreement or any other agreement between Licensor and Licensee or any amendment of, or supplement to, any of them, Licensee hereby irrevocably submits to, consents to, and waives any objection to, the jurisdiction of the courts of the State of Florida located in the County of Broward or in the United States District Court for the Southern District of Florida, or, at Licensor's option, to the courts of any jurisdiction in which Licensee may be located, and waives any objection to the laying of venue in such a court. Licensee admits that any such dispute may be resolved at least as conveniently in such a court as in any other court, and will not seek dismissal or a change of venue on the ground that resolution of such an action in any such court is not convenient or in the interests of justice.

C.	In connection with any claim by Licensee against Licensor
(other than a claim for declaratory relief) which may arise under this Agreement or any other agreement between Licensee and Licensor or any amendment of, or supplement to, any of them, Licensor hereby irrevocably submits to, consents to, and waives any objection to, the jurisdiction of the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York, or, at Licensee's option, to the courts of any jurisdiction in which Licensor may be located, and waives any objection to the laying of venue in such a court.
Licensor admits that any such dispute may be resolved at least as conveniently in such a court as in any other court, and will not seek dismissal or a change of venue on the ground that resolution of such an action in any such court is not convenient or in the interests of justice.

15. AGREEMENT BINDING ON SUCCESSORS

    This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and permitted assigns.

 16.	WAIVER

    No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

17.	SEVERABILITY

    If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

18.	ASSIGNABILITY

    This Agreement may not be transferred or assigned, in whole or in part, by either party without the prior written consent of the other party, except that either party shall have the right to transfer or assign this Agreement to its Related Company, or any company to whom either party is sold, or assets sold as part of a transfer of the business.

19.	RELATIONSHIP OF PARTIES

    Nothing herein shall create, or be deemed to create, any partnership, employer-employee, joint venture, or agency relationship between the parties hereto.

20.	INTEGRATION

    This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.


21.	COUNTERPARTS; FACSIMILES.

    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Facsimile copies hereof shall be deemed to be originals.

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

         THE STEPHAN CO.          PARFUMS INTERNATIONAL LTD.



        Title: President          Title: Executive Vice President
                                    Global Marketing